FOR IMMEDIATE RELEASE                    CONTACT:
August 25, 2000                          DOUGLAS I. PAYNE
                                         Sr. V.P. - Finance and Administration
                                         (540) 627-2157
                                         e-mail:dpayne@stanleyfurniture.com

                                         ANITA WIMMER
                                         Treasurer
                                         (540) 627-2446
                                         e-mail:awimmer@stanleyfurniture.com

    STANLEY FURNITURE AUTHORIZES AN ADDITIONAL $10 MILLION TO REPURCHASE ITS
                                  COMMON STOCK

STANLEYTOWN, VA, August 25, 2000/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NNM:STLY) announced today that its Board of Directors has authorized the use of an additional $10 million to repurchase the Company's common stock. The total amount now authorized to repurchase the Company's common stock is $11.4 million. Since October 1998, the Company has utilized $18.6 million to purchase 913,750 shares of its common stock at an average price of $20.39 per share.

These repurchases may be made from time to time in the open market, in privately
negotiated   transactions  or  otherwise,  at  prices  that  the  Company  deems appropriate.

Albert L. Prillaman, president and chief executive officer of Stanley Furniture Company, commented "We are pleased with the Board's decision to continue our financial strategy of using a portion of the Company's capital to repurchase our shares. We believe that investing in Stanley's shares given current market conditions represents an attractive investment. Stanley's strong financial condition and cash flow will allow us to simultaneously take advantage of opportunities to purchase our stock at attractive prices and continue our investment in the Company's future growth."

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, VA, and Robbinsville, Lexington, and West End, NC. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Visit Stanley Furniture on the World Wide Web at www.stanleyfurniture.com.
                                                 ------------------------

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology. These statements reflect the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include the cyclical nature of the furniture industry, fluctuations in the price of lumber which is the most significant raw material used by the Company, competition in the furniture industry, capital costs and general economic conditions.